     PROSPECTUS SUPPLEMENT No. 1 Filed pursuant to Rule 424(b)(3) (to prospectus dated February 13, 2007) Registration Number 333-139883

USA TECHNOLOGIES, INC.
2,290,152 Shares of Common Stock

     This prospectus supplement supplements our prospectus dated February 13, 2007 relating to the sale by the selling shareholders of up to 2,290,152 common shares. You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

     Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

SELLING SHAREHOLDERS

     The table entitled “SELLING SHAREHOLDERS’ TABLE” appearing under the “SELLING SHAREHOLDERS” section of the Prospectus is amended to reflect the addition of OTA, LLC and Crestview Capital Master, LLC (“Crestview”). Subsequent to the date of the Prospectus, Pritzker Family Foundation, Anthony Pritzker Family Foundation, and Stockbridge 1, LLC, assigned 17,011 of their common stock warrants to OTA, LLC. Additionally, Medtronic Inc. & Participating Employees Master Trust assigned 16,284 of its common stock warrants to Crestview.

SELLING SHAREHOLDERS’ TABLE

		Beneficial Ownership
		Before	After
	Common Stock	Offering	Offering
Selling Shareholder	Offered Hereby	Number	Number	Percent

Pritzker Family Foundation (1)	747	747	0	*
Anthony Pritzker Family Foundation (1)	740	740	0	*
Stockbridge 1, LLC (1)	15,522	15,522	0	*
Medtronic Inc. & Participating Employees
Master Trust (2)	16,283	16,283	0	*
Crestview Capital Master, LLC (3)	65,901	65,901	0	*
OTA, LLC (4)	17,011	17,011	0	*

*	Less than 1%.

(1)

Represents shares purchased at $6.00 per share issued to the selling shareholder as part of our December 2006 private placement offering, but does not reflect shares underlying warrants exercisable at $6.40 per share, which were assigned to OTA, LLC, by Assignment Agreement dated July 13, 2007.

(2)

Represents shares purchased at $6.00 per share issued to the selling shareholder as part of our December 2006 private placement offering, but does not reflect shares underlying warrants exercisable at $6.40 per share, which were assigned to Crestview Capital Master, LLC, by Assignment Agreement dated August 1, 2007.

(3)

Represents 49,617 shares underlying warrants exercisable at any time prior to December 31, 2008 at $20 per share that were issued to the selling shareholder in January 2006, and 16,284 shares underlying warrants exercisable at any time prior to December 31, 2011 at $6.40 per share that were assigned to the selling shareholder by Medtronic Inc. and Participating Employees Master Retirement Plan Trust (“Medtronic”) by Assignment Agreement dated August 1, 2007. The warrants were issued to Medtronic as part of our December 2006 private placement offering.

The natural persons who exercise shared voting or dispositive powers with respect to the shares underlying the warrants held of record by the selling shareholder are Stewart Flink, Robert Hoyt and Daniel Warsh, who are the Managing Members of Crestview Capital Partners, LLC, which is the sole managing member of Crestview Capital Master, LLC. Mr. Flink is an affiliate of a broker-dealer.

(4)

Represents shares underlying warrants exercisable at $6.40 per share assigned to the selling shareholder by Pritzker Family Foundation, Anthony Pritzker Family Foundation, and Stockbridge I, LLC (collectively, the “Assignors”), by Assignment Agreements each dated July 13, 2007. The warrants were issued to the Assignors as part of our December 2006 private placement offering. The natural person who exercises sole and/or shared voting or dispositive powers with respect to the shares underlying the warrants held of record by the selling shareholder is Rich Cayne.

The date of this prospectus supplement No. 1 is September 7, 2007.

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